EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements on Form S-8 (No. 333-67956, No. 333-115495 and No. 333-152703) and on Form S-3 (No. 333-151157) of EvergreenBancorp, Inc. of our report dated March 30, 2009 appearing in this Annual Report on Form 10-K of EvergreenBancorp, Inc. for the year ended December 31, 2008.

/s/    Crowe Horwath LLP

Oak Brook, Illinois

March 30, 2009